UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014

ALION SCIENCE AND TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-89756	54-2061691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard

Suite 1300

McLean, VA 22102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 918-4480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

State Street Bank and Trust Company, as trustee (“the Trustee”) of the Alion Science and Technology Corporation (“Alion” or the “Company”) Employee Ownership, Savings and Investment Plan (the “ESOP”), has selected a final value of $2.45 per share for Alion’s common stock on August 20, 2014 (the “Valuation Date”). This value is effective for the period ending March 31, 2014 and considers, among other factors, the company’s financial performance through March 31, 2014 as well as the terms of the refinancing as disclosed just prior to closing on August 18, 2014.

The Trustee engaged an outside independent third party valuation firm to assist the Trustee in establishing a value for the Company’s common stock as of the Valuation Date using the following valuation methods:

•	Discounted Cash Flow Method; and

•	Transaction Method (i.e., the use of mergers and acquisitions within Alion’s industry to derive market-based pricing multiples); and

•	Option Pricing Method.

Valuations conducted by the valuation firm on behalf of the Trustee prior to September 30, 2011 used the Discounted Cash Flow Method, the Transaction Method and the Guideline Company Method. The valuation firm has not used the Guideline Company Method since the March 31, 2011 valuation analysis. Though pricing multiples have improved for the guideline companies (within Alion’s industry) between September 30, 2013 and the Valuation Date, they remain below historical norms and are still below pricing multiples implied by recent merger and acquisition activity in the U.S. federal government contracting sector. The gap between the pricing multiples of the guideline companies and recent transactions in the industry suggests that current pricing multiples for non-controlling ownership interests may not be as meaningful for purposes of valuing a controlling ownership interest.

In addition to factors related to this valuation period, the valuation firm considered the effects of Alion’s refinancing, based on the refinancing terms which were expected as of the time the valuation was prepared.

Some of the notable factors that changed for this valuation period from the September 30, 2013 valuation include the following:

•	Alion’s enterprise value decreased due to a decrease in Alion’s trailing twelve months revenue and adjusted EBITDA from September 30, 2013 to March 31, 2014.

•	The amount of Alion’s debt considered for purposes of the valuation included the impact of the refinancing, which increased from September 30, 2013 to March 31, 2014.

•	Alion’s enterprise value and interest-bearing debt, net of cash and non-operating assets, are reasonably similar. Considering the inherent uncertainties in assessment of the enterprise value, the valuation firm applied the Option Pricing Method, which is premised on the notion that an equity ownership in Alion essentially represents a call option on all or a portion of the value of equity. As a result, the Option Pricing Model was used to value Alion’s equity.

•	In the refinancing, warrants were issued to holders of the newly-issued second lien notes and to those holders of Alion’s unsecured notes who exchanged their unsecured notes for Alion’s new notes and warrants in the refinancing transactions. These warrants have a dilutive impact on the per share value of the Company’s common stock.

The valuation firm prepared a written report, which is solely for the Trustee’s use in connection with its administration and operation of the ESOP, containing its procedures, analyses, and opinion as to the appropriate value of the Company’s common stock. In preparing its report, the valuation firm used various financial and other information provided to the valuation firm by Alion’s management or obtained from other private and public sources including financial projections prepared by management of the Company, and relied on the accuracy and completeness of this information. There is no assurance that the valuation firm, or any other financial adviser that the Trustee might choose, will utilize the same process of methodologies in connection with future valuations of Alion common stock, or that such advisor(s) will reach conclusions that are consistent with those reached in the valuation firm’s report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2014	ALION SCIENCE AND TECHNOLOGY CORPORATION

	By:	/s/ Barry M. Broadus
	Name:	Barry M. Broadus
	Title:	Chief Financial Officer